UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 13, 2008

CIB Marine Bancshares, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	000-24149	37-1203599
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

N27 W24025 Paul Court, Pewaukee, Wisconsin		53072
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	262-695-6010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 13, 2008, CIB Marine Bancshares, Inc., a Wisconsin corporation ("CIB Marine") and its indirect subsidiary bank, Citrus Bank, National Association, a national banking association ("Citrus Bank"), entered into an Amendment to Purchase and Assumption Agreement (the "Amendment") with 1st United Bank, a Florida-chartered member bank ("1st United") to amend the Purchase and Assumption Agreement entered into among CIB Marine, Citrus Bank and 1st United on April 3, 2008. Pursuant to the Amendment, the transaction will be restructured to reduce the deposit premium to which CIB Marine was entitled from $7.0 million to $4.5 million, of which $3.0 million will be payable in cash and $1.5 million will be payable in the form of common stock of 1st United’s parent company, 1st United Bancorp, Inc. (the "Parent") at closing. CIB Marine is also entitled to an additional earnout amount of up to $1.5 million, payable upon the first and second anniversary of the closing date of the transaction, based upon the amount of the acquired deposit balances retained by 1st United as of each of those dates.

The consummation of the transaction continues to be subject to the satisfaction of customary closing conditions, including the receipt of required regulatory approvals. In addition, pursuant to the Amendment, consummation of the transaction is subject to the Parent and 1st United raising a minimum of $5.0 million of additional capital through the sale of shares of the Parent’s common stock, or the issuance by the Parent or 1st United of subordinated capital notes (or some combination thereof). The transaction is expected to close in the third quarter of 2008.

The above description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 - Amendment to Purchase and Assumption Agreement dated May 13, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIB Marine Bancshares, Inc.

May 14, 2008	By:	John P. Hickey, Jr.

Name: John P. Hickey, Jr.
Title: President & CEO

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Exhibit Index

Exhibit No.	Description

99.1	Amendment to Purchase and Assumption Agreement dated May 13, 2008.